UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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COCA-COLA ENTERPRISES, INC.

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Board of Directors of Coca-Cola Enterprises, Inc. Supplemental Statement in Opposition to Teamsters’ Shareowner Proposal

The Board of Director of Coca-Cola Enterprises, Inc. has recommended that shareowners vote against the “say on severance” proposal submitted by the International Brotherhood of Teamsters General Fund. Proxy advisor Glass Lewis & Co. echoed the Board of Directors’ assessment, and has recommended a vote against the Teamsters’ proposal. However, ISS Proxy Advisory Services has recommended a vote in favor.

The Board of Directors strongly disagrees with the ISS recommendation, and continues to believe that adoption of the Teamsters proposal is not in the best interest of the Company or its shareowners. Under the proposal, all senior-level severance arrangements in excess of a restrictive two-times cash compensation limit would require shareowner approval before they could become effective. This would mean that all such arrangements would be subject to the time, expense and inherent uncertainty of the shareowner approval process, putting CCE at a significant strategic disadvantage in recruiting its next senior leaders.

As ISS acknowledges in its report, “The maximum multiple of 2X requested under [the Teamsters] proposal is lower than generally accepted market practice….” The CCE Board agrees completely with this point, and does not believe that CCE should be singled out for imposition of such an onerous requirement, particularly since none of its competitors has such a restriction.

The Company’s strong financial performance during 2010 created significant value for shareowners and resulted in above-target compensation for the Company’s leadership. The fact that the Company performed so successfully should not be used as a basis to support a policy that will place the Company at such a disadvantage.

Our Board of Directors reiterates its unanimous recommendation that shareowners vote against the Teamsters proposal.